UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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INTERNATIONAL GAME TECHNOLOGY
(Name of Registrant as Specified in Its Charter)

ADER INVESTMENT MANAGEMENT LP

ADER LONG/SHORT FUND LP

DOHA PARTNERS I LP

ADER FUND MANAGEMENT LLC

ADER INVESTMENT MANAGEMENT LLC

JASON N. ADER

RAYMOND J. BROOKS, JR.

CHARLES N. MATHEWSON

DANIEL B. SILVERS

LAURA T. CONOVER-FERCHAK

ANDREW P. NELSON

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On March 3, 2013, the Las Vegas Review-Journal published an article relating to the Ader Group’s solicitation of proxies for the election of its director nominees at the 2013 annual meeting of stockholders of International Game Technology. A copy of such article is attached hereto as Exhibit I and is incorporated herein by reference.

Important Information

The Ader Group (whose members are identified below) has nominated Raymond J. Brooks, Jr., Charles N. Mathewson and Daniel B. Silvers (the “Ader Nominees”) as nominees to the board of directors of International Game Technology (the “Company”) and is soliciting votes for the election of the Ader Nominees as members of the board. The Ader Group has sent a definitive proxy statement, GOLD proxy card and related proxy materials to stockholders of the Company seeking their support of the Ader Nominees at the Company’s 2013 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and GOLD proxy card because they contain important information about the Ader Group, the Ader Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and GOLD proxy card and other documents filed by the Ader Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related documents filed by the Ader Group with the SEC may also be obtained free of charge from the Ader Group.

The Ader Group consists of the following persons: Ader Investment Management LP, Ader Long/Short Fund LP, Doha Partners I LP, Ader Fund Management LLC, Ader Investment Management LLC, Jason N. Ader, Daniel B. Silvers, Andrew P. Nelson and Laura T. Conover-Ferchak. The members of the Ader Group and the Ader Nominees are participants in the solicitation from the Company’s stockholders of proxies in favor of the Ader Nominees. Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the participants and their interests may be found in the definitive proxy statement of the Ader Group, filed with the SEC on January 25, 2013 and first disseminated to stockholders on or about January 28, 2013.

Certain information contained herein constitutes “forward-looking statements,” which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “should,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements.

Exhibit I

Bitter IGT proxy fight will come to a head this week

By Howard Stutz
LAS VEGAS REVIEW-JOURNAL

Posted: Mar. 3, 2013 | 2:08 a.m.

On a recent airline trip, International Game Technology Chairman Phil Satre said he gained a better understanding into the slot machine manufacturer's $500 million purchase last year of a free play social gaming business.

It came from spying on the person seated next to him.

Satre, 62, noticed his much younger seat mate played casino games through the company's DoubleDown Casino application on his mobile device during a large portion of the flight between Las Vegas and Reno.

"It was fascinating to watch," Satre said in recent interview.

But was it a good deal?

That's one question being asked by a group of dissident IGT shareholders - led partly by the company's 84-year-old retired chairman - who control 3 percent of the Las Vegas-based company's outstanding shares.

The group believes Nevada's largest slot machine developer wasted too much time and money on social gaming and a failed Internet poker venture in Europe.

IGT, according to the dissidents' proxy materials, has lost its way, neglecting the company's core slot machine business, which caused the IGT financial performance to deteriorate and the stock price slip more than 20 percent over the past three years.

Obviously, IGT has a different view.

The slot machine maker is "strategically and financially sound," according to management. Continued investment in the core electronic gaming business and "disciplined investments" in social gaming and online gaming opportunities has "positioned IGT for sustained growth."

Shareholders may not be able to determine who is correct come Tuesday, but they will have at least put to rest a two-month-long proxy battle that turned personal and has been waged through countless press releases, regulatory filings and both direct and indirect communications with stockholders.

IGT shareholders will meet at 7:30 a.m. behind the gates of the Canyon Gate Country Club to determine the company's future. The stockholders will either re-elect the current eight-person board of directors or reconstitute the panel to include up to three candidates proposed by the dissidents.

"A lot of the big shareholders haven't voted yet," gaming analyst-turned-IGT investor Jason Ader said last week from his New York offices. "All I can say is that no matter what happens, I plan on being a long-term shareholder in the company."

DISSIDENT GROUP FORMS

Ader, 44, is the principal in Ader Investment Management. He started buying IGT stock last year when the company's price bottomed out $11 a share. (The stock closed at $16.24 on Friday.)

Ader has been a member of Las Vegas Sands Corp.'s board since 2009. He made his mark on Wall Street as an analyst with Bear Stearns from 1995 to 2003, where he followed the gaming industry.

From July 2012 through November 2012, Ader said he tried to engage IGT's board and management with what he believed were some fundamental changes needed in the company's direction.

He enlisted the help of former IGT Chairman Charles Mathewson, who had directed the company for 17 years and is credited with spearheading the slot machine company's rise to the top of the casino industry in the 1990s.

Ader focused on two transactions.

In 2011, IGT spent $115 million to buy Swedish online gaming provider Entraction. IGT shut down Entraction's operations last summer after running into regulator concerns about websites in several Eastern European jurisdictions.

In the deal to acquire Seattle-based DoubleDown in January 2012, IGT spent $500 million - $250 million up front for DoubleDown, retention payments of $85 million over the next two years and an additional $165 million over the next three years.

The transaction for a social gaming business with a large presence on Facebook, was panned by gaming analysts.

Satre, IGT's chairman since 2009, said last month the company and its board thoroughly vetted the DoubleDown deal.

Watching a fellow Southwest Airlines passenger entertain himself through the DoubleDown application gave him more confidence in the purchase.

"DoubleDown has allowed us to leverage our content into that social gaming space," Satre said. "The challenge for all mature industries is to get traction with newer or younger customers."

IGT is exploring all avenues to place its slot machine content in front of a younger audience of potential casino patrons. Social gaming has become an important vehicle to IGT. Customers wager virtual chips but are willing to pay a nominal fee, such as 99 cents, for thousands of tokens.

Ader said he believes in social gaming, but thinks IGT "overpaid" for DoubleDown. Mathewson told Bloomberg News last month that IGT could have developed a social gaming platform in a more cost-effective manner within its own research and development department.

As for the Entraction deal, Ader said rival gaming developers avoided the company because there had been talk of regulatory concerns.

Satre countered that despite shutting down the European business, IGT can use the technology in legal online gaming markets.

FIGHTING OVER PERFORMANCE

The portion of the proxy fight that has shareholders' heads spinning is the debate over IGT's financial performance.

In proxy statements to shareholders that were filed with the Securities and Exchange Commission, IGT said previous management caused the company to decline in market capitalization by 70 percent leading up to April 2009, when Patti Hart was elevated to chief executive officer.

In 2012, IGT said it increased total revenues by more than 10 percent, to $2.1 billion, while the company's fourth-quarter revenues were the highest in four years. Revenues from the sale of slot machines to casinos in North America were the highest in eight years during the quarter.

However, between 2004 and 2008, IGT's annual revenues averaged $2.5 billion yearly while earnings per share averaged $1.30 over the five-year period.

Ader's shareholder group has called Hart's performance as CEO into question, although Ader thought she did good job taking control of the company during the heart of the recession, reining in costs and cleaning up the company's expense structure.

"However, the last three years, the company has lost its way in areas such as discipline and capital expenditures and governance," Ader said.

He also blamed the company's board for "not asking the right questions" surrounding the Entraction and DoubleDown deals.

Satre is unapologetic on the financial moves and decisions the company has made since Hart became CEO, saying the company is focused on its slot machine business, which has grown market share in the past three years.

"The board is unanimously behind Patti," Satre said. "We have been in a turnaround and you have to take the strategy to a new level."

TURNING PERSONAL

Many corporate proxy fights turn personal and IGT hasn't been the exception.

Hart was heavily criticized early on, not only for the direction she has taken IGT, but also for her previous experience as a CEO in the technology field. Three companies where Hart was CEO experienced stock price declines of 82 percent, 100 percent and 45.1 percent during her tenure.

Meanwhile, Hart and Satre authored a letter to IGT shareholders that included a section that was highly critical of Mathewson.

During his 17-year tenure as chairman and after he left the board, Mathewson was accused of enjoying a "lavish lifestyle" at the expense of the company and had an "old school" approach to corporate governance.

The language incensed Mathewson, who called the comments "misleading and untruthful personal attacks." He said IGT turned its guns toward him to divert attention away from the company's "poor management decisions."

Wynn Resorts Ltd. Chairman Steve Wynn released a brief but scathing statement, tearing into IGT for what he called a "paid professional attempt to smear" Mathewson, his friend for 30 years.

Wynn said IGT's management wants to divert attention from its own performance.

Satre and Mathewson have roots in Reno and were longtime friends. Mathewson helped bring Satre onto the IGT board in January 2009. Ten months later, Satre was named chairman.

"It's the playbook of a proxy fight, quite frankly," Satre said. "I've never been in one before until now."

Contact reporter Howard Stutz at hstutz@reviewjournal.com or 702-477-3871. Follow @howardstutz on Twitter.